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Exhibit 10.8

ADDENDUM TO EXECUTIVE TERMINATION BENEFITS AGREEMENTS

1.
Continuation Period pursuant to Subparagraph 1(d) of the Executive Termination Benefits Agreement shall mean "the period of time beginning on the Termination Date and ending thirty-six (36) months thereafter."

2.
The following language shall be added as Subparagraph 2(a)(iv) of the Executive Termination Benefits Agreement:

by the Executive within the thirty (30) day period immediately following the first anniversary of a Change in Control.

3.
The following language shall be added as Subparagraph 4(a) of the Executive Termination Benefits Agreement:

The Company will pay to the Executive the sum of (i) three (3) times the greater of (A) the Executive's effective annual base salary at the Termination Date or (B) the Executive's effective annual base salary immediately prior to the Change in Control, plus (ii) three (3) times the greater of (X) the highest annual bonus awarded to the Executive under the Company's Variable Compensation Plan or any other bonus plan (whether paid currently or on a deferred basis) with respect to any twelve (12) consecutive month period during the last three (3) fiscal years ending prior to the Termination Date or (Y) the highest target bonus rate applicable to the Executive for any period during such prior three (3) year period, multiplied by the applicable annual base salary determined under clause (i) of this Section 4(a); subject to Section 7, the resulting amount to be paid in a lump sum on the first day of the month following the Termination Date.

4.
The following language shall be added following the last sentence of Subparagraph 4.(f)(iii) of the Executive Termination Benefits Agreement:

Notwithstanding anything in Section 4.(f)(ii) or (iii) (or elsewhere) to the contrary, all Equity Awards shall either (a) vest upon voluntary termination of the Executive during the thirty (30) day period immediately following the first anniversary of the Change in Control or (b) at the Company's sole and absolute discretion, but subject Section 4.(f)(v) below, any or all of such Equity Awards shall be immediately cashed out (i.e., settled in cash) by the Company by paying the Executive in cash the fair market value of the Company's stock as of the Termination Date (not the Change in Control date) for each such award (in the case of Restricted Stock, Performance Shares, Deferred Stock or similar awards), plus the excess (if any, including a deemed distribution of $0) of the fair market value of the Company's stock as of the Termination Date (and not the Change in Control date) over the exercise price or base amount (such excess hereinafter referred to as the "Termination Spread Amount"), multiplied by the number of such Awards (in the case of Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount), net of any required withholding, and the Executive will transfer such Equity Awards to the Company in exchange for such payment. Alternatively, if it would yield a greater amount, in lieu of paying such Termination Spread Amount, the Company, in its sole and absolute discretion, may cash out (i.e., settle in cash) such Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount based on either the "fair value" of the Stock Options, Stock Rights or other awards involving an exercise price or spread amount under Generally Accepted Accounting Principles (as determined through the Black-Scholes, binomial, or any other option pricing model permissible under FAS 123 or a successor standard) or any other amount between the Termination Spread Amount and fair value.

5.
The following language shall be added as Subparagraph 4(j) of the Executive Termination Benefits Agreement:

Travel Privileges. Subject to Section 7, the Company will purchase or otherwise make available to the Executive personal air travel on American Airlines and American Eagle (A) under terms and conditions no less favorable than those that did apply or would have applied to the Executive as an "Eligible Employee" under the Travel Privileges Agreement between the Company and American Airlines, Inc. ("American") dated July 1, 1996, as amended, including any successor agreement ("Travel Agreement") if the Executive's employment with the Company had continued; and (B) at an after tax cost to the Executive equal to the after tax cost the Executive would have paid for personal air travel using the travel privileges as an "Eligible Employee" under the Travel Agreement if the Executive's employment with the Company had continued. The Company will provide personal air travel pursuant to this paragraph until the earlier to occur of: (A) the expiration of the Travel Agreement (currently scheduled for June 30, 2008) or (B) a termination of the Travel Agreement by American other than as a consequence of the Change in Control; except that if before such an occurrence the Executive reaches (w) fifty-five (55) years of age with five (5) years of service if hired on or before July 31, 1996, or (x) fifty-five (55) years of age with ten (10) years of service if hired after July 31, 1996, or (y) fifty (50) years of age with ten (10) years of service, or (z) fifty (50) years of age with fifteen (15) years of service, then, subject to Section 7, the Company will purchase or otherwise make available to the Executive, immediately if the Executive qualifies under the preceding clauses (w) or (x), or upon the Executive reaching sixty-two (62) years of age if the Executive qualifies under the preceding clause (y), or upon the Executive reaching fifty-five (55) years of age if the Executive qualifies under the preceding clause (z), personal air travel on American Airlines and American Eagle (a) under terms and conditions no less favorable than those that would have applied to the Executive as an "Eligible Retiree" under the Travel Agreement if the Executive had retired from the Company; and (b) at an after tax cost to the Executive equal to the after tax cost the Executive would have paid for personal air travel using the travel privileges available as an "Eligible Retiree' under the Travel Agreement if the Executive had retired from the Company. If the Travel Agreement is terminated by American due to the Change in Control, the Company will provide the personal air travel described in this Section (4)(j) without regard to any termination of the Travel Agreement.
Dated: [insert date]
SABRE HOLDINGS CORPORATION
By	James F. Brashear Corporate Secretary
SABRE INC.
By	James F. Brashear Senior Vice President, Deputy General Counsel and Corporate Secretary
[Executive]
Signed:

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  Exhibit 10.8
ADDENDUM TO EXECUTIVE TERMINATION BENEFITS AGREEMENTS